Exhibit 10.5

December 21, 2004

Steve Kaye

Optio Software, Inc.

3015 Windward Plaza

Alpharetta, GA 30005

Dear Mr. Kaye:

Optio Software, Inc. (the “Company”) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this regard, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Company’s Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a “Change of Control” (as defined in paragraph 2 hereof) under the circumstances described below.

1. TERM. This Agreement shall commence on the date hereof and shall continue for so long as you remain as an employee/officer of the Company. In the event of a Change of Control your rights thereafter under this Agreement shall become permanent, are not terminable, and cannot be affected by any corporate action without your consent, except as is provided for in paragraph 3 of this Agreement with respect to death or normal retirement, termination by the Company for cause, or your disability.

2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a Change of Control and your employment by the Company shall have been terminated in accordance with paragraph 3 below. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the occurrence of one of the following events:

(i) the acquisition, directly or indirectly after the date of this Agreement, in one series of related transactions, of 45% or more of the Company’s common stock by any “person” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended excluding any acquisitions in capital raising transactions;

(ii) the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation, entity or group, as a result of which the holders of the voting capital stock of the Company as a group would receive less than 45% of the voting capital stock of the surviving or resulting corporation, or

(iii) the consummation of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of substantially all the assets of the Company;

provided that none of the transactions described in subsections (i), (ii) or (iii) shall include a transaction or series of transactions with an entity which is controlled, directly or indirectly, after the transaction, by the Company or another entity in which the shareholders of the Company immediately prior to such transaction control, directly or indirectly, at least 45% of the outstanding voting securities (including any entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

3. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in paragraph 2 hereof constituting a Change of Control shall occur, you shall be entitled to the benefits provided in paragraph 4 hereof upon the termination of your employment, immediately before or within twelve (12) months following the Change of Control. Notwithstanding the foregoing to the contrary, immediately upon a Change of Control, the Company and your individual performance targets for the Annual Bonus Incentive Plan shall be deemed to be met in full for the remainder plan year in which the Change of Control occurs. Payment of such bonus shall be made to you on the earlier of (i) your termination pursuant to this paragraph 3, or (ii) in accordance with the payment schedule set forth in the bonus plan. In the event your employment with the Company is terminated for any reason and subsequently a Change of Control shall have occurred, you shall not be entitled to any benefits nor have any rights hereunder.

(i) Disability; Retirement.

(A) If, as a result of your incapacity due to physical or mental illness, you have been absent from your duties with the Company on a full-time basis for 180 consecutive days and such period of absence commenced prior to a Change in Control of the Company, the Company may give you at least thirty (30) days prior written notice of termination of this Agreement and if you shall not have returned to the full-time performance of your duties by the date of termination specified in such notice, the Company may terminate this Agreement for “Disability.”

(B) Termination by the Company or by you of your employment based on “Retirement” shall mean termination in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

(ii) Cause. The Company may terminate your employment for cause. For the purposes of this Agreement, the Company shall have “Cause” to terminate your employment hereunder upon (A) your material breach of this agreement, provided that, if such breach is curable, you shall be entitled to written notice and a thirty (30) day opportunity to cure such breach; (B) any act or omission by you which is, or is likely to be, materially injurious to the Company or the business reputation of the Company; (C) your dishonesty, fraud, malfeasance, gross negligence or misconduct in the performance of your duties or otherwise having an adverse affect on the Company; (D) your continued failure to satisfactorily perform your duties, to follow the direction (consistent with your duties) of the individual to whom you report, or to follow the policies, procedures, and rules of the Company, after notice and a thirty (30) day opportunity to cure; (E) your arrest, indictment for, or conviction of, or your entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude; or (F) your resignation for other than Good Reason.

(iii) Good Reason. You may terminate your employment for Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence after a Change of Control, without your written consent, (except as provided in paragraph 3 with respect to certain events occurring prior to a Change of Control) of any of the following circumstances:

(A) the Company takes any action which is inconsistent with, or results in the reduction of, your then current title, duties or responsibilities immediately prior to a Change of Control;

(B) the Company reduces your then current base salary;

(C) the Company’s requiring you to relocate more than seventy-five (75) miles from the location of the offices at which you are principally employed immediately prior to the date of a Change of Control;

(D) the Company reduces the benefits to which you are entitled at the time of a Change of Control, unless a similar reduction is made for other executive employees; or

(E) the failure of the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in paragraph 5 hereof.

Good Reason shall not include any isolated, insubstantial or inadvertent action that (i) is not taken in bad faith, and (ii) is remedied by the Company within thirty (30) days of receiving notice by you of such action.

4. COMPENSATION UPON TERMINATION OR DURING DISABILITY FOLLOWING A CHANGE OF CONTROL; OPTIONS

(a) If your employment is terminated in connection with a Change of Control, then the following provisions shall apply:

(i) During any period that you fail to perform your duties hereunder as a result of Disability, you shall continue to receive your full base salary at the rate then in effect and any other compensation then payable to you until this Agreement is terminated pursuant to paragraph 3(i) hereof. Thereafter, you benefits shall be determined in accordance with the Company’s disability plan then in effect.

(ii) If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the date of your termination at the rate in effect at such time, plus all other amounts to which you are entitled under any compensation or benefit plan of the Company at the time such payments are due, and the Company shall have no further obligation to you under this Agreement.

(iii) If the Company shall terminate your employment other than pursuant to paragraph 3(i) or 3(ii) hereof or if you shall terminate your employment for Good Reason pursuant to paragraph 3(iii) hereof, then the Company shall:

(A) pay to you a separation payment equal to six (6) months of your base salary in effect as of the date of your termination, payable in accordance with the Company’s normal payroll practices (or at the election of the Company, payable as a lump sum payment);

(B) pay to you any earned but unpaid cash bonus amount as described in paragraph 3 above; and

(C) maintain in full force and effect for the continued benefit of you and your dependants until the earlier of six (6) months following the date of your termination, the equivalent of all life, disability, accident, health insurance and other employee benefit plans, programs, benefits or arrangements in which you were entitled to participate immediately prior to the date of termination provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you were entitled to receive under such plans and programs immediately prior to your termination, provided that any reduction of benefits which constituted a basis for your termination of employment for Good Reason pursuant to subparagraph 3(ii) shall not be taken into account for purposes of determining your continued benefits under this subparagraph 4(iii). Notwithstanding the foregoing, the Company shall not provide a benefit otherwise receivable by you pursuant to this paragraph (iii) during any period in which an equivalent benefit is actually provided to you following your termination, and you must report to the Company any such benefit actually received by you.

(iv) Except as provided in subparagraph 4(iii)(C), you shall not be required to mitigate the amount of any payment provided for in this paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this paragraph 4 be reduced by any compensation earned by you as the result of employment by another employer after the date of your termination, or otherwise.

(b) Upon a Change in Control, all unvested options held by you shall vest in full immediately upon and in conjunction with the consummation of the transaction involving the Change in Control.

5. RESTRICTIVE COVENANTS. You acknowledge that the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon your right to work or earn a living after your employment with the Company ends.

A. Trade Secrets and Confidential Information. You represent and warrant that: (i) you are not subject to any agreement that would prevent you from performing your duties for the Company or otherwise complying with this Agreement, and (ii) you are not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

You agree that you will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information, except as authorized by the Company; (ii) during your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by you during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon your resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s consent.

The obligations under this Section 5A shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period.

B. Non-Solicitation of Customers. During the Restricted Period, you will not solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section 5B apply only to the Customers with whom you had Contact.

C. Non-Recruit of Employees. During the Restricted Period, you will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business.

D. Work Product. Your employment duties may include inventing in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, you assign all presently-existing Work Product to the Company, and agree to assign, and automatically assign, all future Work Product to the Company.

The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, you agree to perform, during or after your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an “Application”), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications.

You agree to provide the Company with a written description of any Work Product in which you are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

E. License. You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (ii) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials you deliver to the Company.

F. Release. You consent to the Company’s use of your image, likeness, voice, or other characteristics in the Company’s products or services. You release the Company from any claims which you have or may have for right of publicity, copyright infringement, or any other causes of action arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics.

G. Post-Employment Disclosure. During the Restricted Period, you will disclose that you have covenants (and the nature of those covenants) to persons and/or entities to whom you provide goods and services. If, during the Restricted Period, you provide services to another person or entity which provides goods or services competitive with the goods or services provided by the Company you shall provide the Company with such person or entity’s name, your job title, and a description of the services you will provide.

H. Injunctive Relief. You agree that if you breach paragraph 5 of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, you will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, or (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

6. SEVERABILITY. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

7. ATTORNEYS’ FEES. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

8. SURVIVAL; SUCCESSORS AND ASSIGNS. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon you. A Change of Control shall not affect the terms of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid or otherwise. You shall not have the right to assign your rights or obligations under this Agreement. The covenants contained in paragraph 5 of this Agreement shall survive cessation of your employment with the Company, regardless of the reason for cessation of your employment and regardless of who causes the cessation.

9. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any time prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia. Any payments provided for hereunder shall be paid net of any applicable withholding required under foreign, federal, state or local law. The obligations of the Company under paragraphs 4 and 5 shall survive the expiration of the term of this Agreement, with respect to paragraph 4, to the extent benefits become due and owing under such provisions and, with respect to paragraph 5, to the extent the Company continues to have obligations under this Agreement.

11. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto with respect to severance benefits payable to you after a Change of Control, and during the terms of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to such subject matter.

12. EMPLOYMENT. This Agreement shall not be deemed to be an employment agreement for a specific term and nothing herein shall change your status as an “employee at will”; except in connection with a “Change in Control” and then only as set forth herein.

13. DEFINITIONS.

A. “Business” shall mean the business of (i) developing and providing software that enables a business to integrate and present information to its customers, suppliers, partners, and employees through various types of media (including, but not limited to, print, Internet, e-mail and fax) by customizing, delivering and exchanging information over a computer network (the “Software”), and (ii) providing the implementation, training, and consulting services that support the Software.

B. “Confidential Information” means information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

C. “Contact” means any interaction between you and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of your employment with the Company (or during your employment if employed less than a year).

D. “Customer” means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

E. “Employee” means any person who (i) is employed by the Company at the time your employment with the Company ends, (ii) was employed by the Company during the last year of your employment with the Company (or during your employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.

F. “Licensed Materials” means any materials that you utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by you or of which you are otherwise in lawful possession, and (iii) you may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.

G. “Restricted Period” means the time period during your employment with the Company, and for one year after your employment with the Company ends.

H. “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

I. “Work Product” means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of you, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by you while employed by the Company and that either (i) is created within the scope of your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of your employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.

[signature confirmed on next page]

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this matter.

Sincerely,

OPTIO SOFTWARE, INC.

By:	/s/ C. WAYNE CAPE
C. Wayne Cape
President and Chief Executive Officer

Agreed to this 27th day of December, 2004.

/s/ Steve Kaye
Employee